Exhibit 21.1

DELUXE CORPORATION SUBSIDIARIES

Abacus America, Inc. (California)
BlueGenesis.com Corp. (Canada)
Checksbydeluxe.com LLC (Minnesota)
Custom Direct Inc. (Delaware)
Custom Direct LLC (Delaware)
Direct Checks Unlimited, LLC (Colorado)
Direct Checks Unlimited Sales, Inc. (Colorado)
Deluxe Business Operations, Inc. (Delaware)
Deluxe Enterprise Operations, Inc. (Minnesota)
Deluxe Financial Services, Inc. (Minnesota)
Deluxe Manufacturing Operations, Inc. (Minnesota)
Deluxe Small Business Sales, Inc. (Minnesota)
Hostopia.com, Inc. (Delaware)
Hostopia Ireland Limited (Ireland)
Internet Names for Business Inc. (Canada)
NEBS Business Products Limited (Canada)
NEBS Payroll Service Limited (Canada)
Nexthaus Corporation (Delaware)
Safeguard Acquisitions, Inc. (Texas)
Safeguard Business Systems, Inc. (Delaware)
Safeguard Business Systems Limited (Canada)
Safeguard Franchise Systems, Inc. (Texas)
Safeguard Holdings, Inc. (Delaware)